Exhibit 99.1

NEWS RELEASE	CONTACT: Lara Mahoney
440-329-6393

INVACARE CORPORATION RECEIVES FDA ACCEPTANCE OF SECOND CERTIFICATION AUDIT RELATED TO CONSENT DECREE

ELYRIA, Ohio - (July 16, 2013) - Invacare Corporation (NYSE: IVC) today announced that the United States Food and Drug Administration (FDA) has found acceptable the Company's second third-party certification audit relating to design control systems at the Company's Corporate and Taylor Street facilities. This acceptance permits the Company to resume design activities for power wheelchairs and power beds.

“We are proud to now have the FDA's acceptance of two of the three third-party certification reports,” said Gerald B. Blouch, president and chief executive officer. “Our engineering resources will continue to be committed to our quality systems remediation until we fully demonstrate our quality systems compliance to the FDA and resume full operations at the Taylor Street manufacturing facility in Elyria, Ohio. However, this acceptance permits us to resume design activities on the critical new product development projects that will help us regain our custom power wheelchair market share when we exit the injunctive phase of the consent decree.”

The remaining third-party certification audit is a comprehensive review of the Company's compliance with the FDA's Quality System Regulation at the impacted Elyria facilities. The Company originally set an aggressive goal of completing this audit by June 30, but, in light of the scope and complexity of the audit, the Company is re-evaluating its expected timing of when the report will be completed and filed with the FDA. The Company is devoted to successfully completing this audit in a timely manner. After the certification report relating to this audit is submitted to the FDA, the agency will conduct its own inspection of the facility. Once the Company receives written notification from the FDA that the Corporate and Taylor Street facilities appear to be in compliance, the Company may resume full operations at those facilities.

Commenting on the final third-party certification audit, Blouch continued, “While we were pleased with the progress that we had made on the final third-party certification audit, we have identified a few areas in our quality system that require additional work. We need to take the time now to reassess these sections of our quality system to ensure the processes we have put in place are sustainably compliant. Be assured that we will complete these improvements with the same determination and commitment with which we achieved the first two audits. I sincerely thank our associates for their continued dedication and passion to making Invacare an even stronger company.”

The Company will give an update on the final third-party certification audit in its July 25, 2013 second quarter earnings release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,800 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of Invacare's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might delay or adversely impact the results of the third-party expert certification audits or FDA inspections of Invacare's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign VMN or other certification forms required by the exceptions to the consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating the company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); Invacare's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas beginning in July 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected annual impact on Invacare of the excise tax beginning in 2013 on certain medical devices and Invacare's ability to successfully offset such impact); legal actions, regulatory proceedings or Invacare's failure to comply with regulatory requirements or receive regulatory clearance or approval for Invacare's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

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